Bullion Monarch Mining Has Begun Construction on a Demonstration Plant for the Extraction of Oil from Oil Shale
Thursday June 19, 5:00 pm ET

OREM, Utah--(BUSINESS WIRE)--Bullion Monarch Mining, Inc. (OTCBB: BULM - News) (www.bullionmm.com), a natural resource company with mining interests in gold, silver and oilshale, through its subsidiary EnShale, Inc. (www.enshale.com) is pleased to announce it has begun construction on a pre-production demonstration plant to extract oil from oil shale. The plant is anticipated to demonstrate a scale feasibility of producing oil from oil shale at a target cost of below $30 USD per barrel.

EnShale has a patent pending extraction process that uses coal gasification, a clean coal technology, as a heat source and horizontal kilns. The oil shale is heated to approximately 1,000 degrees Fahrenheit, which releases the oil from the shale in a gaseous form, and then is cooled to become liquid oil. The pilot plant is expected to be completed by late 2008.

This patent pending process has been shown in advanced computer modeling done by the Idaho National Labs, part of the DOE, as a subcontractor for Emery Energy, to use less than three gallons of water per barrel of oil produced and has CO2 sequestering capabilities. EnShale’s intent is to mine underground and disturb as little of the surface as possible.

EnShale has 4,650 acres in the Green River formation in Utah with an estimated resource of oil shale of approximately 667 million barrels of oil; this is not a “proven” or “probable” reserve as defined by Securities and Exchange Commission Industry Guidelines. This is the same oil shale that was discussed by President Bush in his recent energy speech. EnShale is in agreement with President Bush that we need to explore all alternative energy sources, and that oil shale can be a major part of the solution. The Company believes EnShale’s land position and technology development program place it in the forefront of oil shale activities that will make an important contribution to U.S. energy independence.

Bullion Monarch Mining is a debt free and profitable company that believes it is uniquely positioned to take advantage of the high commodities price of gold, silver and oil.

Forward-looking Statements

Forward-looking statements in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Contact:

Bullion Monarch Mining, Inc., Orem

Rob Morris, 801-426-8111

robmorris@bullionmm.com